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                                  EXHIBIT 11.1

                          ADVANCED MICRO DEVICES, INC.

                STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

                      THREE YEARS ENDED DECEMBER 26, 1993
                          (THOUSANDS EXCEPT PER SHARE)

PRIMARY                                                                      1991                 1992                 1993
                                                                           --------             --------              -------
Weighted average number of common shares
  outstanding during the year . . . . . . . . . . . . . . . . . .           83,270                87,068               90,660

Incremental common shares attributable to
  shares issuable under employee stock
  plans (assuming proceeds would be used
  to purchase treasury stock) . . . . . . . . . . . . . . . . . .             4,926                4,315                4,448
                                                                           --------             --------              -------
Total shares  . . . . . . . . . . . . . . . . . . . . . . . . . .            88,196               91,383               95,108
                                                                           ========             ========              =======
Net income:

 Amount applicable to common shares . . . . . . . . . . . . . . .          $134,937             $234,661             $218,431

 Per share  . . . . . . . . . . . . . . . . . . . . . . . . . . .          $   1.53             $   2.57             $   2.30

FULLY DILUTED

Weighted average number of common shares
  outstanding during the year . . . . . . . . . . . . . . . . . .           83,270                87,068               90,660

Incremental common shares attributable to
  shares issuable under employee stock
  plans (assuming proceeds would be used
  to purchase treasury stock) . . . . . . . . . . . . . . . . . .             5,414                4,551                4,547

Preferred stock . . . . . . . . . . . . . . . . . . . . . . . . .             6,856                6,856                6,856
                                                                           --------             --------              -------
Total shares  . . . . . . . . . . . . . . . . . . . . . . . . . .            95,540               98,475              102,063
                                                                           ========             ========              =======
Net income:

 Amount applicable to common shares . . . . . . . . . . . . . . .          $134,937             $234,661             $218,431
 Preferred stock dividends  . . . . . . . . . . . . . . . . . . .            10,350               10,350               10,350
                                                                           --------             --------              -------
  Net adjusted income . . . . . . . . . . . . . . . . . . . . . .          $145,287             $245,011             $228,781

 Per share  . . . . . . . . . . . . . . . . . . . . . . . . . . .          $   1.52             $   2.49             $   2.24

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